AGREEMENT OF PURCHASE AND SALE

               AND JOINT ESCROW INSTRUCTIONS


                          Between


                CARLSBERG INVESTMENT COMPANY


                           Seller



                            and



              ARDEN REALTY LIMITED PARTNERSHIP


                         Purchaser



                          Covering



                      2800 28TH Street
                  Santa Monica, California












                      January 27, 1997


               AGREEMENT OF PURCHASE AND SALE

               AND JOINT ESCROW INSTRUCTIONS



     THIS AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS ("Agreement") is made and entered into this 27th day of January 1997 by and between CARLSBERG INVESTMENT COMPANY, a Wyoming partnership ("Seller"), and ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership ("Pur chaser"), with reference to the following facts:

     A. Seller is the fee owner of that certain parcel of real property (the "Real Property") and the improvements thereon, for informational purposes only, are a three-story office building containing approximately 103,569 rentable square feet, other facilities, fixtures, paving and surfacing thereon or attached thereto (collectively, the "Improvements"). The Real Property and Improvements are commonly referred to as the Carlsberg Corporate Center and are located at 2800 28th Street, Santa Monica, California
90405, and the Real Property is more particularly described in Exhibit "A" attached hereto and forming a part hereof.

     B. Seller desires to sell, and Purchaser desires to purchase, all of the Real Property and the Personal Property (as hereinafter defined) including, but not limited to, the Improvements, and all appurtenant easements and rights on the terms, covenants and conditions hereinafter set forth.

     NOW, THEREFORE, with reference to the foregoing reci tals and in reliance thereon and in consideration of the pur chase price hereinbelow set forth, and the other terms, cov enants and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed by Seller and Purchaser as follows:

     1. Purchase and Sale. Subject to all of the terms and conditions of this Agreement and for the consideration set forth, on Closing (as hereinafter defined), Seller shall convey, or cause to be conveyed, to Purchaser or to Purchaser's assignee pursuant to paragraph 15(g) below, and Purchaser or its assignee shall purchase from Seller, all of the following:

          (a)  The Real Property and the Improvements,
together with all easements and appurtenances thereto, subject only to such easements, agreements and exceptions as may have been approved by Purchaser in accordance with Paragraph 4(a) hereof and the tenancies and occupancies that are set forth on Exhibit "B";

          (b) Seller's right, title and interest in and to all of the personal property of Seller located at, attached or appurtenant to, and used in connection with the operation or maintenance of the Real Property and/or the Improvements more particularly set forth on Exhibit "C" attached hereto and made a part hereof (the "Personal Property").

          (c) All leases to tenants leasing space in the Improvements (the "Tenant Leases");

          (d) To the extent assignable and approved by Purchaser (as hereinafter provided), those certain service and other agreements more particularly described in Exhibit
"D" attached hereto and made a part hereof (the "Service
Contracts"); and

          (e) Except for the name "Carlsberg" as it relates to any matter other than the name of the Improvements, all other right, title and interest of Seller constituting part and parcel of the Property (as hereinafter defined), including, but not limited to, trade names, logos, licenses, permits, air rights, certificates of occupancy, warranties, rights-of-way, signs, trademarks, telephone listings and numbers, sewer agreements, water line agreements, utility agreements, water rights and oil, gas and mineral rights (collectively, the "Intangibles") to the extent assignable or transferable.

     Reference herein to the "Property" shall include all of the real, personal and intangible property described in subparagraphs (a) through (e) hereof.

     2.   Purchase Price and Payment.  The purchase price
(the "Purchase Price") to be paid by Purchaser to Seller for the Property is the sum of Twelve Million and No/100 Dollars
($12,000,000.00), payable as follows:

          (a) Upon the opening of Escrow (as hereinafter set forth) Purchaser shall deliver to Escrow Agent (as hereinafter defined) cash in the sum of One Hundred Fifty Thousand Dollars ($150,000.00), ("Initial Deposit") which shall be held by Escrow Agent as security for the full performance by Purchaser of its obligations hereunder and on account of the Purchase Price payable at Closing, subject to the following terms and conditions:

               (i) If Purchaser elects to continue with its purchase of the Property pursuant to this Agreement after the Approval Period (as hereinafter defined), Purchaser shall increase the Initial Deposit within one business day after the expiration of the Approval Period by cash in the amount of One Hundred Thousand Dollars ($100,000.00) for a total of $250,000 (which sum, together with any interest earned thereon and additions thereto, are herein collectively called the "Deposit") and such Deposit shall become non-refundable subject to the remaining conditions to Closing;

               (ii) If Closing occurs, then the Deposit shall be applied to the Purchase Price;

               (iii)     If Closing does not occur and
Seller shall be entitled to liquidated damages as provided in Paragraph 10(b) hereof, Seller shall be entitled to the Deposit; and

               (iv) If the Closing does not occur and
Purchaser shall be entitled to the return of the Deposit as provided in this Agreement, the same shall be returned to Purchaser.

          (b) Purchaser shall pay to Seller through Escrow Agent at Closing in immediately available funds an amount equal to the balance of the Purchase Price, plus (or minus) the net amount of all costs, expenses, adjustments and prorations to be credited (or debited) to Purchaser pursuant to this Agreement. If Seller fails to forward to Purchaser a combined Qualifying Statement provided under 1445 of the Internal Revenue Code and an equivalent Form 590RE provided under the Revenue and Taxation Code of the State of California in the form of Exhibit "E" attached hereto and made a part hereof, Escrow Agent shall be entitled to withhold and pay to the Internal Revenue Service and the Franchise Tax Board such withholding required of Purchaser pursuant to Internal Revenue Code 1445 and Section 18662 of the Revenue and Taxation Code of the State of California.

          (c) The Deposit shall be at all times invested by Escrow Agent in the following investments ("Approved Invest ments"): (i) United States Treasury obligations, (ii) United States Treasury-backed repurchase agreements issued by a major money center banking institution reasonably acceptable to Seller, (iii) Certificates of Deposit or Money Market Accounts of institutions whose deposits are insured by the FDIC or (iv) such other investments as may be reasonably agreed to by Seller and Purchaser. The Deposit shall be paid by Escrow Agent only as provided in this Agreement.

          (d) All payments required to be made under this Agreement shall be made in U.S. funds.

     3.   Escrow.

          (a) Opening of Escrow. As soon as commercially reasonable after their complete execution and delivery of this Agreement ("Effective Date") and in any event not later than two (2) business days thereafter, Seller and Purchaser shall open an escrow (the "Escrow") with Chicago Title, 700 South Flower, Suite 900, Los Angeles, CA 90017, Attention:
Rose Martinez ("Escrow Agent"), through which the purchase and sale of the Property shall be consummated. A fully executed copy of this Agreement shall be deposited with Escrow Agent, duly executed by Seller, Purchaser and Escrow Agent, to serve as Escrow instructions to Escrow Agent, and Escrow Agent shall be and is hereby authorized and instructed to deliver pursuant to the terms of this Agreement the documents and monies to be deposited into the Escrow. Escrow Agent may attach to this Agreement Escrow Agent's standard form general conditions to an escrow, to the extent that the same are consistent with the terms hereof, and are reasonably approved by Seller and Purchaser. Escrow Agent shall immediately, upon receipt of such duly executed copy of this Agreement, notify Seller and Purchaser of the opening of Escrow. Should either party fail to open Escrow in accordance with the provisions of this Paragraph 3(a), such failure shall constitute a material breach of this Agreement.

          (b) Closing of Escrow. Escrow shall close not later than ten (10) business days following the expiration of the Approval Period and upon at least three (3) business days prior written notice from Purchaser to Seller, provided in all such events the Estoppels (as hereinafter defined) satisfying the requirements of paragraph 8(b) hereof have been received and approved and all other Purchaser's Conditions Precedent to Closing as set forth in Paragraph 8 hereof have been satisfied or waived by Purchaser. The term "Closing" as used herein shall be deemed to be the date upon which the respective Conditions Precedent to Purchaser's Obligation to Close Escrow (set forth in Paragraph 8 below) and the Conditions Precedent to Seller's Obligation to Close Escrow (set forth in Paragraph 9 below) have been satisfied, the Grant Deed ("Grant Deed" herein) hereinafter referred to is recorded in the office of the County Recorder of Los Angeles County and the net proceeds of sale are held by Escrow Agent for disbursement to Seller. If the Closing as provided herein does not occur on or before March 31, 1997, this Agreement and the Escrow shall be cancelled and terminated and thereafter neither party shall have any further obligation or liability to the other party, except as expressly set forth in this Agreement to the contrary.

     4.   Title Matters.

          (a)  Title Report.

               (i)  As of the Effective Date, Seller has
delivered to Buyer a CLTA Preliminary Title Report covering the Real Property, which states that it is subject to any matter that would be disclosed by a survey (the "Preliminary Title Report"), issued by Chicago Title Insurance Company ("Title Company") dated as of January 2, 1997, and bears Title Order No. 6125456, together with true and legible copies of all documents evidencing matters of record shown as exceptions to title thereon. Purchaser has also received as of the Effective Date an ALTA Survey of the Real Property and Improvements dated November 1, 1996 ("Survey") prepared by Robert S. Olson. Purchaser shall cause the same to be updated and recertified at Purchaser's sole cost and expense before the expiration of the Approval Period (and upon receipt shall deliver a copy of the updated Survey to Seller). Purchaser shall have the right to object to any exceptions contained in the Preliminary Title Report or the Survey by giving written notice to Seller before the expiration of the Approval Period. Unless Purchaser gives written notice that it disapproves any title exceptions or matters, stating the exceptions or matters so disapproved, before the expiration of the Approval Period, Purchaser shall be deemed to have approved all title exceptions and matters. Notwithstanding the foregoing, Purchaser shall have the right to disapprove any supplementary reports issued by Title Company or disclosed after the expiration of the Approval Period within five (5) business days following Purchaser's receipt of any such supplemental report; provided, however, Purchaser's approval shall not be unreasonably withheld. If for any reason, on or before the Closing Date, Seller does not cause the exceptions to title or survey matters which Purchaser timely disapproves (to the extent Purchaser is permitted hereunder to so disapprove) to be removed at no cost or expense to Purchaser (Seller having the right but not the obligation to do so), the obligation of Seller to sell, and Purchaser to buy, the Property as herein provided shall terminate (and Seller and Purchaser shall have no further obligations in connection herewith except as otherwise specifically provided in this Agreement to the contrary). Notwithstanding any of the foregoing, Seller shall at Closing (but shall not be obligated prior thereto) remove of record all tax and mechanic's liens (except only for the liens of the taxes and assessments to be prorated under Paragraph 12(a)(ii)), at its sole cost and expense. Purchaser shall have the option to waive the condition precedent set forth in this Paragraph 4(a) by notice to Seller. In the event of such waiver, such condition shall be deemed satisfied. All matters set forth on the Preliminary Title Report or the Survey obtained by Purchaser which are not timely objected to by Purchaser shall be permitted exceptions to title. In addition, the following matters shall be permitted exceptions: (i) any title or survey matters objected to by Purchaser, which objections are subsequently waived in writing by Purchaser;
(ii) any title or survey matters objected to by Purchaser in accordance with the terms and provisions of this Agreement, which objections are cured to Purchaser's satisfaction;
(iii) real estate taxes and assessments not yet due and payable; (iv) the printed exceptions which appear in the standard form CLTA owner's policy of title insurance (with extended coverage); and (v) the interests of tenants in possession.

               (ii) If at the date of Closing there are any liens or encumbrances that Seller is obligated to pay and discharge, Escrow Agent may use any portion of the Purchase Price to satisfy the same (if the same are not bonded-over or otherwise satisfied by title endorsement); Seller shall use best efforts to deliver to Escrow Agent at Closing title instruments in recordable form sufficient to satisfy such liens and encumbrances of record, together with the cost of recording or filing said instruments.

          (b) Title Policy. The Title Policy shall be Chicago Title Insurance Company's ALTA Owner's policy with liability in the amount of the Purchase Price, showing fee title to the Real Property and the Improvements as vested in Purchaser, or in Purchaser's permitted assignee, subject only to the permitted exceptions specified in Paragraph 4(a) above.

     5.   Delivery of Information.

          (a)  As soon as practicable after the Effective
Date, but in no event later than three (3) business days after the Effective Date, except as otherwise set forth, Seller shall have delivered or shall have caused to be delivered or made available to Purchaser for inspection at the Property to the extent they are in Seller's possession or under its control, the following:

               (i)  Complete copies of all of the Tenant
Leases and all amendments thereto, a schedule of which is attached hereto as Exhibit "B" and forms a part hereof, copies of all tenant improvement plans and specifications and access to all tenant and leasing files.

               (ii) Evidence that the Property has the neces sary Certificates of Occupancy and other permits to operate the Improvements.

               (iii)     The loss history of the Property
pertaining to any property damage or personal injury suffered for which an insurance claim of more than Fifty
Thousand Dollars ($50,000) was submitted by Seller at any time after January 1, 1995 to the extent available to Seller;

               (iv) All third-party soil, geological,
seismic, environmental and hazardous materials and asbestos studies or reports, relating to the Improvements or the subsurface conditions, grading plans, water table or other matters bearing upon the condition of the Property;

               (v)  All electricity and property tax bills
for the period beginning January 1, 1995 to the extent available to Seller;

               (vi) Statements of income and expense for the Property for the calendar years 1995 and 1996 and current year to date to the extent available to Seller;

               (vii)     All warranties and operating
manuals that Seller may have from vendors, contractors or servicing agents with respect to the physical condition of the Improvements, the Property or any portion thereof or the equipment located therein; and

               (viii)    Complete copies of the Service
Contracts, including, without limitation, copies of all service and other contracts pertaining to the Property
(including, but not limited to, HVAC, elevator, landscape, management, leasing brokerage and parking) in respect to which Seller is obligated.

          (b) Purchaser shall have until 5:00 P.M. PST on the later of (i) the twentieth (20th) business day following the Effective Date, and (ii) the fifteenth (15th) day following the date that the last of the materials listed in paragraph (a) above have been delivered or made available to Purchaser (the "Approval Period") in which to approve or disapprove in writing all matters and things that are subject to Purchaser's rights of review, inspection and approval hereunder. Notwithstanding the expiration of the Approval Period, Purchaser shall have until the later of the expiration of the Approval Period or 5:00 p.m. PST on the fifth (5th) business day following its receipt of the written report of the Deep Boring Tests (hereinafter described) (the "Deep Boring Tests Approval Date") in which to approve or reject the Property based upon the results of such Deep Boring Tests. Purchaser's failure either to approve or disapprove in writing said information before the expiration of the applicable period for Purchaser's approval thereof as set forth herein shall be deemed to be Purchaser's approval thereof. If Purchaser disapproves any of said information, Purchaser shall notify Seller in writing thereof within the time period specified above whereupon, this Agreement shall automatically terminate, unless Purchaser shall request that Seller agree prior to the expiration of the Approval Period to cure the same to Purchaser's satisfaction prior to the Closing Date. If Seller notifies Purchaser of Seller's inability or unwillingness to cure a disapproved item, Purchaser shall have five (5) business days after receipt of Seller's notice to either (1) waive its prior objection to the disapproved item or (2) terminate the Agreement. Purchaser's failure to waive its prior objection to the disapproved item or to terminate the Agreement shall be deemed to constitute Purchaser's election to waive its prior objection to the disapproved item. Notwithstanding any of the foregoing, however, if Purchaser disapproves any Service Contract (except for those described on Schedule 1), this Agreement shall not terminate and Seller shall lawfully terminate such Service Contract not later than thirty (30) days after the Closing.

     6.   Inspections and Approval by Purchaser.

          (a)  From and after the Effective Date, upon
twenty-four (24) hours prior notice to Seller and receipt by Purchaser of Seller's prior consent (which shall not be unreasonably withheld) Purchaser and its agents, employees, contractors and consultants shall be afforded reasonable access to the Property during normal business hours for the purpose of making such investigations as Purchaser deems prudent with respect to the physical condition of the Prop erty, including, but not limited to, engineering, soil, geological, environmental (including ground water), hazardous or toxic material, noise, pollution, seismic, structural or other tests, studies or investigations as Purchaser may require (collectively, "Tests"). Included shall be the right to access, expose and inspect (including ultra-sound testing) a representative number of "moment" frames in the steel structure of the Building, subject to the rights of tenants in possession. Notwithstanding the foregoing, however, all invasive examinations and testing by Purchaser shall require the prior written consent of Seller, not to be unreasonably conditioned, delayed or withheld. Seller shall reasonably cooperate to assist Purchaser in completing such Tests. Access for this purpose and the location of such Tests shall be coordinated with and agreed to by Seller. Purchaser shall promptly restore the Property to its condition immediately prior to such investigations and Purchaser shall be responsible for repairing or replacing damage done in the process of such inspection and Tests. Purchaser agrees not to contact any of Seller's tenants without Seller's prior consent and to indemnify, defend and hold Seller and its agents harmless from and against any loss, cost, damage, claim or expense including, without limitation, reasonable attorneys' fees, charges and disbursements suffered by Seller, its agents or the Property in connection with or arising out of Purchaser's investigation and Tests. The obligations of Purchaser set forth in the preceding two sentences of this Paragraph 6(a) shall survive any termination of this Agreement. In addition, Purchaser agrees not to unreasonably interfere with the use and enjoyment of the Property by Seller, its agents, representatives, employees or any tenants or other occupants. Seller shall have the right, at its option, to cause a representative of Seller to be present at all inspections, reviews, examinations and Tests conducted hereunder. Purchaser shall promptly deliver to Seller true, accurate and complete copies of any written reports relating to the physical condition and testing of the Property prepared for or on behalf of Purchaser by any third party (the foregoing obligation surviving any termination of this Agreement). In the event of termination of this Agreement, Purchaser shall return all documents and other materials furnished to or on behalf of Purchaser by Seller hereunder and comprising the so-called "due diligence" materials. Purchaser shall keep all information or data received or discovered in connection with any of the inspections, reviews or examinations strictly confidential; provided, however, that Purchaser shall be entitled to disclose such information to Purchaser's attorneys, consultants, accountants and prospective debt and equity financing sources who reasonably need to be informed of Purchaser's determinations hereunder. The confidentiality obligation of Purchaser set forth in the preceding sentence shall survive any termination of this Agreement.

          (b) From and after the date hereof until Closing, Purchaser and its agents shall be afforded full opportunity by Seller during normal business hours and upon twenty-four
(24) hours prior notice to examine all operating books and records that relate to the Property (including all specifica tions and as-built drawings to the extent they are in Seller's possession), all of the following available: building permits, certificates of occupancy, soil reports, engineers' reports and studies, and similar information relating to the Property or its management, operation, maintenance or use, and all warranties and operating manuals that Seller may have from vendors, contractors or servicing agents with respect to the physical condition of the Property or any portion thereof or the equipment located thereon.

          (c)  Seller has informed Purchaser of and
Purchaser is aware of the recent discovery of the presence of Trichloroethane ("TCE") and other volatile organic compounds ("VOCs") in the soil on the Property, the exact location and quantity of which has not been determined. Purchaser, by its execution of this Agreement, acknowledges that it has received copies of and will review during the Approval Period, the following documents: (1) the Phase I Environmental Site Assessment, dated October 28, 1996, prepared by Levine-Fricke-Recon ("LFR") and (2) the Phase II Subsurface Investigation, dated November 19, 1996, prepared by LFR. Seller has informed Purchaser that this Phase II Subsurface Investigation did not include deep boring tests on the Property. Purchaser covenants that, as part of its investigation of the Property, it will engage an environmental consultant (who shall be approved by Seller which approval (i) shall include the scope of work to be performed and (ii) shall not be unreasonably withheld or delayed beyond 48 hours from submission) to perform deep boring tests on the Property ("Deep Boring Tests"). Seller shall be entitled to a written report detailing the results of the Deep Boring Tests. Purchaser shall pay for the cost of these tests. However, if the Closing does not occur through no default of the Purchaser, Seller will reimburse Purchaser for the cost of the Deep Boring Tests (the foregoing obligation surviving any termination of this Agreement) in an amount not to exceed $13,500.00.

          (d) Purchaser shall have until the expiration of Approval Period in which to approve, disapprove or waive in its sole discretion each the matters referred to in subpara graphs (a), (b) and (c) above. Notwithstanding the foregoing, Purchaser shall have until the later of the Deep Boring Tests Approval Date and the expiration of the Approval Period to approve or disapprove the Property based upon the results of the Deep Boring Tests. Furthermore, Purchaser shall have until the expiration of the Approval Period in which to approve or disapprove of a market and leasing survey of the Property and the surrounding leasing market (including its own economic analysis of the feasibility of the Property for Purchaser's particular use thereof) to be prepared at Purchaser's sole cost and expense. Purchaser's disapproval shall be in writing and shall be delivered to Seller prior to the expiration of the Approval Period. Failure to timely deliver such written dis approval shall be deemed Purchaser's approval of said matters.

     7.   Operation of Property Pending Closing.

          (a) Tenant Leases. Seller has leased portions of the Property to various occupancy tenants. From and after the Effective Date and until the Closing Date Seller shall not enter into any new leases or amend or extend, terminate or accept the surrender of any existing tenancies (unless the existing lease expires) or approve any new subleases (collectively, "Lease Action") without the prior written consent of Purchaser (which consent shall not be unreasonably delayed or withheld). In requesting such consent, Seller shall inform Purchaser in writing ("Request for Consent") of the amount, if any, proposed to be required to pay for, or any allowance proposed to be given for, tenant improvement work, any leasing commissions and fees, in connection with such lease and any rent concessions. Notwithstanding the foregoing, Lease Action meeting all of the requirements of Schedule 2 attached hereto and made a part hereof shall be deemed approved and consented to by Purchaser and may be taken by Seller. Also included in the Request for Consent, shall be Seller's proposed draft of the lease or amendment agreement. Purchaser shall use its best efforts to approve or disapprove any Request for Consent as soon as possible; provided, however, that the failure of Purchaser to respond within five (5) days after its receipt of any Request for Consent shall be deemed to constitute its approval of such Request for Consent. From the date that Purchaser receives any Request for Consent through the date of the Closing or any termination of this Agreement, Purchaser shall not engage in any competitive lease negotiations with or enter into any lease, with any proposed tenant disclosed by any Request for Consent, with respect to any other property. If Purchaser shall timely object to and/or disapprove of any Lease Action proposed to be taken by Seller (requiring Purchaser's consent as provided herein) prior to the expiration of the Approval Period, Seller, nevertheless, can take such Lease Action which, upon written notice by Seller to Purchaser, shall entitle Purchaser to an option to terminate this Agreement for a period of five (5) business days following Purchaser's receipt of such notice. Purchaser's failure to timely exercise its option to terminate shall be deemed to be its election to waive its objection to such Lease Action by Seller. If Purchaser shall timely object to and/or disapprove of any Lease Action proposed to be taken by Seller after the expiration of the Approval Period and the making of the Deposit by Purchaser and before Closing, Seller shall not take such Lease Action. Seller shall not collect in advance any rent or other sum due under any of the Tenant Leases, except for collection of current rents no more than one month in advance. Seller has informed Purchaser that an affiliate of Seller is occupying 3,751 rentable square feet in the Improvements and that such affiliate intends to vacate the space within sixty (60) days following the Closing Date.

          (b) Leasing Commissions; Tenant Improvements and Rent Concessions. Seller covenants and agrees to be respon sible for all leasing commissions, tenant improvement costs and unamortized rent concessions with respect to any leases (including amendments and renewals) entered into on or before January 10, 1997 (collectively, "Old Leases"). Purchaser covenants and agrees to be responsible for all leasing commissions, tenant improvement costs and unamortized rent concessions with respect to any new leases, extensions of existing leases and renewals occurring after January 10, 1997 (collectively, "New Leases"), provided that
(i) Purchaser has approved or is deemed to have approved such action by Seller and (ii) Seller has delivered to Purchaser copies of the proposed New Leases and other agreements with respect thereto prior to the Closing and by virtue of which brokerage commissions are payable, tenant improvements are to be constructed or rent concessions are to be granted. Failing such delivery and approval (or deemed approval), Seller shall remain responsible for all of costs and expenses including commissions for New Leases incurred prior to the Closing.

          (c) Insurance Policies. Seller shall keep all of the insurance policies covering the Property (or substantially equivalent coverage) in full force and effect between the date of this Agreement and Closing (the
"Insurance Policies").

          (d) Property Management. Seller shall use its best efforts to cause the property manager, Carlsberg Management Company (which is unrelated to Seller) to maintain the Property in the same manner as prior hereto pursuant to its normal course of business (such maintenance obligations not including extraordinary capital expenditures or expenditures not incurred in such normal course of business), subject to reasonable wear and tear and further subject to destruction by casualty or other events beyond the reasonable control of Seller.

          (e) Service Contracts. Seller shall have the right to renew or replace Service Contracts that expire prior to Closing or to enter into new Service Contracts for emergency purposes if deemed reasonably necessary by Seller for any term provided that such Service Contracts are terminable by Seller or its successors in interest upon not more than thirty (30) days' notice to the service provider. Notwithstanding the foregoing, Seller shall terminate and cancel as of the Closing Date any and all exclusive leasing agency agreements and shall give a thirty (30) day notice of termination of the existing management agreement promptly following (1) the later of the expiration of the Approval Period and the Deep Boring Tests Approval Date and (2) the making of the Deposit by Purchaser. Seller shall defend and indemnify Purchaser against any loss, cost, expense or damage suffered by Purchaser after the Closing if such management agreement is not so terminated within such thirty
(30) day period.

     8. Conditions Precedent to Purchaser's Obligation to Close Escrow. The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the following conditions, inserted for Purchaser's sole benefit and that may be waived by Purchaser only in writing at its sole option. Said conditions are as follows:

          (a) Representations and Warranties True at Clos ing. The representations and warranties of Seller contained in Paragraph 13 of this Agreement shall be true on the date of Closing in all material respects as though such representations and warranties were made on and as of such date.

          (b) Delivery of Tenant Estoppels. Seller shall have caused to be delivered to Purchaser estoppel letters (collectively, the "Tenant Estoppels") from tenants representing 85% of the leased area and from all tenants leasing more than 3,500 square feet in the Improvements in substantially the form of Exhibit "F" attached hereto and forming a part hereof. Notwithstanding the foregoing, Seller can satisfy the condition set forth in this Paragraph 8(b) by providing an estoppel executed by Seller in substantially the form of Exhibit "G" attached hereto and forming a part hereof (together with the Tenant Estoppels, the "Estoppels"), for any tenant or all tenants for which Seller has not been successful in obtaining a Tenant Estoppel executed by such tenant.

          (c) Compliance with This Agreement. Seller shall have performed and complied with in all material respects all agreements and conditions required by this Agreement to be performed or complied with by it on or prior to Closing.

          (d) Title Policy. Title Company shall be ready, willing and able to issue the Title Policy required by Para graph 4(b).

          (e) Change in Condition. Subject to the pro visions of Paragraphs 15(b) and 15(c) hereof, there shall exist no damage, destruction or condemnation of the Property prior to Closing.

     9. Conditions Precedent to Seller's Obligation to Close Escrow. The obligation of Seller to consummate the transactions contemplated hereby is subject to the following conditions, inserted for Seller's sole benefit and that may be waived solely by Seller only in writing at its sole option. Said conditions are as follows:

          (a) Representations and Warranties True at Clos ing. The representations and warranties of Purchaser con tained in this Agreement, or in any certificate or document signed by Purchaser pursuant to the provisions hereof, shall be true on and as of Closing in all material respects as though such representations and warranties were made on and as of such date.

          (b)  Delivery of Purchase Price and Documents.
Purchaser shall have delivered all funds and documents to Escrow Holder required by it hereunder to enable it to close the Escrow.

          (c) Compliance with This Agreement. Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it on or prior to Closing.

     10.  Remedy of Purchaser and Seller Upon Default.

          (a) Remedies of Purchaser. In the event that Seller fails to keep and perform each and every obligation, covenant and agreement herein by Seller to be kept or per formed, then Purchaser may pursue an action for specific performance against Seller by first tendering its timely, full performance required hereunder, but Purchaser hereby agrees that Seller shall not be responsible to Purchaser for any actual or consequential damages (including lost profits) or punitive damages.

          (b) Remedy of Seller. THE PARTIES HERETO, BEFORE ENTERING INTO THIS TRANSACTION, HAVE BEEN CONCERNED WITH THE FACT THAT SUBSTANTIAL DAMAGES WILL BE SUFFERED BY SELLER IF PURCHASER SHOULD WRONGFULLY FAIL TO PURCHASE THE PROPERTY. WITH THE FLUCTUATION IN VALUE OF REAL PROPERTY, THE CURRENT AND HIGHLY UNPREDICTABLE STATE OF THE ECONOMY, THE FLUCTUATING MONEY MARKET FOR REAL ESTATE LOANS OF ALL TYPES, AND OTHER FACTORS THAT DIRECTLY AFFECT THE VALUE AND MARKET ABILITY OF THE PROPERTY, IT IS REALIZED BY THE PARTIES THAT IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE, IF NOT IM POSSIBLE, TO ASCERTAIN WITH ANY DEGREE OF CERTAINTY PRIOR TO SIGNING THIS AGREEMENT THE AMOUNT OF DAMAGES THAT WOULD BE SUFFERED BY SELLER IN THE EVENT OF PURCHASER'S WRONGFUL FAIL URE TO PURCHASE THE PROPERTY. PURCHASER ACKNOWLEDGES THAT
(1) SELLER HAS RECEIVED SIX OTHER OFFER TO PURCHASE THE PROPERTY AND (2) SELLER IS ELECTING NOT TO PURSUE NEGOTIATIONS WITH ANY OF THE OTHER POTENTIAL PURCHASERS AND IS REMOVING THE PROPERTY FROM THE MARKET IN RELIANCE ON PURCHASER'S PROMISE TO PERFORM UNDER THIS AGREEMENT. THE PARTIES HAVE MADE DILIGENT BUT UNSUCCESSFUL ATTEMPTS TO ASCERTAIN THE ACTUAL COMPENSATORY DAMAGES SELLER WOULD SUFFER IN THE EVENT OF PURCHASER'S WRONGFUL FAILURE TO PURCHASE THE PROPERTY AND HEREBY AGREE THAT THE REASONABLE ESTIMATE OF SAID DAMAGES IS AN AMOUNT EQUAL TO THE DEPOSIT; AND IN THE EVENT OF PURCHASER'S WRONGFUL FAILURE TO PURCHASE THE PROPERTY, SELLER SHALL BE ENTITLED TO SUCH AMOUNT AS FULL LIQUIDATED DAMAGES, AND THAT PAYMENT OR TENDER TO SELLER BY PURCHASER OF SUCH AMOUNT SHALL TERMINATE ALL OF SELLER'S RIGHTS AND REMEDIES AT LAW OR IN EQUITY AGAINST PURCHASER WITH RESPECT TO SUCH FAILURE TO PERFORM.


          /s/BHC              /s/RSZ
          Seller's           Purchaser's
          Initials           Initials


     11.  Closing Procedure.

          (a) At least one business day prior to the date of Closing, Purchaser shall have delivered to Escrow Agent three (3) counterpart executed originals of the following documents and the following sums of money required to be delivered by Purchaser hereunder:

               (i)  The Purchase Price in the manner set
forth in Paragraph 2(a);

               (ii) Such funds as may be necessary to comply with Purchaser's obligations hereunder regarding prorations, costs and expenses; and

               (iii)     A signed counterpart of the
Assignment of Leases and Security Deposits ("Assignment of
Leases") substantially in the form and substance of Exhibit
"J" attached hereto and forming a part hereof and a signed counterpart of the Assignment of Service and Miscellaneous
Rights and Agreements (the "Assignment of Service
Contracts") substantially in the form and substance of Exhibit "K" attached hereto and forming a part hereof.

          (b) At least one business day prior to the date of Closing, Seller shall have delivered to Escrow Agent counterpart executed originals of the following documents:

               (i)  The Grant Deed in the form of Exhibit
"H" attached hereto and forming a part hereof;

               (ii) A Bill of Sale (the "Bill of Sale") in the form of Exhibit "I" attached hereto covering the Personal Property;

               (iii)     An Assignment of Leases;

               (iv) An Assignment of Service Contracts;

               (v)  An original counterpart of each of the
Service Contracts and Leases if in Seller's possession or under its control;

               (vi) Notices to each of the tenants and occu pants of the Property of the transfer of the Property to Purchaser substantially in the form and substance of Exhibit
"M" attached hereto and forming a part hereof;

          (c) Upon delivery of the foregoing sums and docu ments, Escrow Agent shall cause Title Company to cause the Grant Deed to be recorded (by a special recording if neces sary) in the Official Records of Los Angeles County,
California, and immediately to issue the Title Policy.

          (d) Promptly following the Closing, a representa tive of the Seller will arrange to meet with a representative of Purchaser at the Property for the purpose of delivering operating control of the Property to Purchaser, as follows:

               (i)   Delivery of identified and coded keys
to the Property;

               (ii)  To the extent they are in Seller's
possession or under its control all building permits, certificates of occupancy, elevator operating permits, third-party engineering, structural and maintenance reports covering the Property;

               (iii)  All warranties and operating manuals
that Seller may have from vendors, contractors or servicing agents with respect to the physical condition of the Property or any portion thereof or the equipment located thereon; and

               (iv)  All tenant and service provider billing
and payment histories and correspondence to the extent in Seller's possession or under its control.

     12.  Costs and Prorations.

          (a) Prorations. All revenues, income, receiv ables, costs, expenses and payables of the Property shall be apportioned equitably between the parties as of Closing on the basis of the actual number of days in a particular month, and with respect to the items enumerated below where a particular manner of apportionment is provided, then apportionment of such item shall be made in such manner.
The obligation to make apportionments shall survive Closing. Without limitation, the following items shall be so apportioned:

               (i)  Monthly rents and percentage rent and
"passthroughs" of real estate taxes and operating expenses due from occupancy tenants under Tenant Leases, as and when collected. If at Closing there are any past due rents or charges owed by occupancy tenants, they shall not be prorated until received; Purchaser shall include such delinquencies in its normal billing and shall pursue the collection thereof in good faith after the Closing Date (but Purchaser shall not be required to litigate or declare a default in any Tenant Lease). To the extent Purchaser receives amounts on account of Tenant Leases on or after the Closing Date, such payments shall be applied (except as to the lease with the County of Los Angeles) first toward then current rent owed to Purchaser in connection with the applicable Tenant Lease for which such payments are received, and any excess monies received shall be applied toward the payment of any delinquent rents, with Seller's share thereof being promptly delivered to Seller. With respect to the Tenant Lease with the County of Los Angeles, however, first payments collected by Purchaser shall be delivered to Seller until all arrearages and delinquencies have been satisfied. Notwithstanding any of the foregoing, in the event that Purchaser within six (6) months after Closing alters the financial terms of any Tenant Lease of 2,500 square feet or less pursuant to which Seller is owed delinquent rents or charges, then, with respect to rents or charges under such Tenant Lease that are first received by Purchaser after the alteration of the financial terms by Purchaser, such payments shall be payable first as follows:
(x) first to Seller for the delinquent rents or charges which are attributable to the two (2) month period just prior to the Closing and (y) second to Purchaser for any then outstanding rental obligations which first become due and payable on or after the Closing and (z) third to Seller for any remaining delinquent rents or charges which are
attributable to the period prior to the Closing.   For the
purpose of the preceding sentence an eviction or termination of any tenant's occupancy is not an alteration of the financial terms of any Tenant Lease. Purchaser may not waive any delinquent rents nor modify a Tenant Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive its share of charges or amounts without first obtaining Seller's written consent. Seller hereby reserves the right to pursue any remedy against any tenant owing delinquent rents and any other amounts to Seller. Purchaser shall reasonably cooperate with Seller in any collection efforts hereunder (but shall not be required to litigate or declare a default in any Lease). With respect to delinquent rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto.

               (ii) Real estate and personal property taxes and any special assessments, taking into consideration discounts for the earliest permitted payment, based upon the latest previous tax levies. Such items shall be reapportioned between Seller and Purchaser if current tax rates differ from the latest previous tax rates as soon as the same are known. Seller agrees that to the extent any additional taxes, assessments or levies are imposed, assessed or levied against the Property, or any portion thereof, at any time subsequent to Closing but with reference to any period prior thereto during Seller's ownership thereof, Seller shall promptly pay to Purchaser an amount equal to such additional assessments or levies applicable to such period. Similarly, if tax refunds become payable for periods during Seller's ownership of the Property, such amounts (subject to adjustments for the potential claims of occupancy tenants that paid tax increases by way of rent escalations to Seller) shall be promptly paid over to Seller. In the event that any assessments on the Property are payable in installments, then the installment for the current period shall be prorated (with Purchaser assuming the obligation to pay any installment due after the Closing Date). In no event shall Seller be charged with or be responsible for any increase in the taxes on the Property resulting from the sale of the Property or from any improvements made or leases entered into on or after the Closing Date.

               (iii)     Transferable annual permits,
licenses, and/or inspection fees, if any, on the basis of the duration of the same;

               (iv) Security Deposits, plus accrued
interest, if any, payable thereon to tenants, and any other deposits and prepaid rent, shall be credited (or assigned) to Purchaser;

               (v) Utility charges levied against Seller or the Property, and Purchaser shall transfer all such utility services to its name and account immediately upon Closing;

               (vi) Service Contracts on the basis of the charge or premium for the period involved;

               (vii)     Tenant improvements costs and
leasing commissions for leases, amendments and renewals signed after January 10, 1997, shall be paid by Purchaser if approved by Purchaser in accordance with Paragraphs 7(a) and 7(b).

               (viii)    All other operating expenses
incurred in the management and operation of the Property.

No insurance policies shall be assigned hereunder, and accordingly there shall be no proration of insurance premiums.

          (b) Expenses of Closing. The expenses of Closing shall be paid in the following manner:

               (i)  Seller shall pay:

                  (1)  The cost of securing the CLTA
     standard coverage portion of the ALTA Owner's Title
     Policy;

                  (2)  Documentary transfer tax (County and
     City) imposed on the conveyance of title to the Property to Purchaser;

                  (3)  Any sales or use taxes that may be
     owing in connection with the transactions contemplated by this Agreement; and

                  (4)  One-half of Escrow Agent's Escrow
     Fee.

              (ii)  Purchaser shall pay:

                  (1)  The cost of the Preliminary Title
     Report and the cost of any Escrow or Title cancellation charges in the event that the transaction fails to close through no default of the Seller and, if Closing does occur, that portion of the cost of the Title Policy that is not to be paid by Seller pursuant to subparagraph (b)(i)(1) above, the cost of all endorsements to the ALTA Owner's Title Policy and the cost of the ALTA Survey;

                  (2)  The cost of recording the Grant Deed;

                  (3)  All expenses relating to Purchaser's
financing of its acquisition of the Property; and

                  (4)  One half of Escrow Agent's Escrow fee.

All other Closing fees and expenses, including, but not limited to, the parties' legal expenses, accounting and con sulting fees, and other incidental expenses in connection with this transaction shall be borne by the party incurring same.

     13.  Representations, Warranties and Covenants of Seller.

          (a) Seller hereby makes the following representa tions, warranties and covenants, each of which is deemed to be material and each of which is stated by Seller to be true and correct on the Effective Date and on the Closing Date and each of which shall survive the Closing for a period of six (6) months, except as to subparagraph (i)(4) which shall survive the Closing for a period of two (2) years:

               (i)  Except as set forth in Paragraph 6 (c)
above or on the Disclosure Schedule set forth in Exhibit "L" attached hereto and made a part hereof, Seller has no knowledge of any:

                    (1)  existing latent defects or seismic
conditions concerning the Real Property or materially incor rect income or expense figures in any financial statements prepared by or for Seller and delivered to Purchaser regarding the Property;

                    (2)  any claim, litigation or administra
tive action, arbitration, proceeding pending before any court, agency or official, nor any such claim or action threatened in writing, relating to the Seller's interest in the Property or the Property or with respect to the validity of any statutes, ordinances, regulations or restrictions or any permits or approvals thereunder relating to the construction of any Improvements on the Property or the operation thereof nor any outstanding contingent liabilities affecting the Property;

                    (3)  written notice of violations of
City, County, State, Federal, building, zoning, fire or health codes, regulations or ordinances, filed or issued against the Property; and

                    (4)  Seller also represents and warrants
to Purchaser that: Seller has (i) not generated or discharged any Hazardous Substances at the Property, (ii) not violated and has not received any notice of violation of any federal, state or local laws or ordinances governing Hazardous Substances at the Property or (iii) no actual knowledge of any Hazardous Substance on the Property other than the TCE and VOCs or as disclosed in the Phase I Environmental Site Agreement, dated October 28, 1996 prepared by LFR or the Phase II Subsurface Investigation dated November 19, 1996 prepared by LFR.

               (ii) Without limiting the other provisions of this Agreement, Seller shall reasonably cooperate with Purchaser's investigation of matters relating to the foregoing provisions of Paragraph 13(i)(4) and to provide access to and copies of any data and/or documents dealing with potentially Hazardous Substances used at the Property and any disposal practices followed in accordance with, and subject to the provisions of, Paragraph 6 hereof. For the purposes of this Agreement, "Hazardous Substances" shall mean (A) substances defined as "hazardous substances" in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S. C. ?? 9601 et seq.), or (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. ?? 6901 et seq.), together with the regula tions enacted pursuant to such acts, and (B) those substances defined as "hazardous wastes" in ? 25117 of the California Health and Safety Code or as "hazardous substances" in ? 25316 of the California Health and Safety Code together with the regulations enacted pursuant to such statutes.

               (iii)     The Rent Roll and the Service
Contracts submitted to Purchaser by Seller for approval pursuant to Paragraph 5 above, or otherwise, shall be true, correct and complete as to all economic terms thereof as of the date of submission thereof, and as thereafter supplemented by supplements or additions, approved in writing by Purchaser, on or before Closing. Notwithstanding anything to the contrary contained herein, Seller shall have no obligation or liability to Purchaser with respect to any of the foregoing Rent Roll matters or Service Contracts or other agreements which shall be confirmed as correct in any estoppel certificate or service provider certificate delivered to Purchaser as provided in this Agreement;

               (iv) To the best of Seller's actual
knowledge, the operating financial information prepared by Seller's management agent and delivered to Purchaser with respect to the Property, consisting of Statements of Operations for the calendar year ended December 31, 1996, and for the current calendar year are true and correct in all material respects; in this regard Seller agrees to make available to Purchaser and its accountants, at Purchaser's cost, all accounting records for the calendar year ended December 31, 1996, and for the current calendar year through the date of Closing, including but not limited to all general ledgers, cash receipts, cancelled checks and any other accounting documents and information reasonably requested; and

               (v)  As used in this Agreement, "to Seller's
knowledge" or other similar knowledge limitations as to Seller shall mean the actual knowledge, without any duty to investigate, of Barbara H. Carlsberg.

          (b) Notwithstanding anything contained in Para graphs 5(a) or 13(a) to the contrary, Seller is neither responsible nor liable for any representation or warranty, either expressed or implied, guaranty, promise or other information pertaining to the Property or the Improvements made or furnished to Purchaser by any broker representing or purporting to represent Seller.

     14. Representations and Warranties of Purchaser. Pur chaser hereby makes the following representations and warranties, each of which is deemed to be material and each of which is stated by Purchaser to be true and correct on the date hereof:

          (a) Purchaser has full legal power and authority to enter into and perform this Agreement in accordance with its terms. This Agreement constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforcement may be affected by bank ruptcy, insolvency and other laws affecting the rights of creditors generally. The execution, delivery and performance of this Agreement and all documents in connection therewith are not in contravention of or in conflict with any agreement or undertaking to which Purchaser is a party or by which Purchaser may be bound or affected;

          (b) The execution and delivery of this Agreement and the payment and performance by Purchaser of its payments and obligations hereunder require no further action or approval in order to constitute this Agreement as a binding and enforceable obligation of Purchaser, and all such actions have been duly taken by Purchaser; and

          (c) As of the expiration of the Approval Period and as of the Closing Date (i) Purchaser has received and reviewed all materials provided to Purchaser by Seller pursuant to Sections 4 and 5 above (collectively, the "Due Diligence Materials"), (ii) Purchaser has inspected the Property, (iii) Purchaser has made such investigation of the information contained in the Due Diligence Materials as it deems appropriate, and (iv) Purchaser is satisfied based upon its examination of the Due Diligence Materials and its investigation of all other aspects of the Property which Purchaser deems material to its purchase thereof, including, without limitation, the condition of title to the Property, the zoning of the Property, the condition and physical aspects of all structures located on the Real Property (including the Improvements) and the presence or absence of Hazardous Substances on the Property.

          15. General Covenants and Agreements of Purchaser and Seller.

          (a)  Delivery of Possession.  Possession of the
Property shall be delivered to Purchaser upon Closing, subject to the rights of tenants in possession.

          (b) Damage to or Destruction of Property Prior to Closing; Risk of Loss. If prior to Closing the Property shall sustain damage caused by fire or other casualty that is insured and that would cost Five Hundred Thousand Dollars ($500,000) or more to repair or if any uninsured loss or casualty occurs that would cost Five Hundred Thousand Dollars ($500,000) or more to repair, either Seller or Purchaser may respectively elect to terminate this Agreement by written notice to the other within fifteen days after notice of such event, or at Closing, whichever is earlier. If neither Seller nor Purchaser so elects to terminate its obligations under this Agreement, or if the loss or casualty would cost less than Five Hundred Thousand Dollars ($500,000) to repair, the Closing shall take place as provided herein and Purchaser shall receive an assignment of Seller's rights to insurance proceeds with respect to any unrepaired damage (including any rental loss proceeds for periods after the Closing), loss or casualty in question. Seller shall retain all interest in and to the insurance proceeds that may be payable to Seller on account of repaired and completed damage, but Seller shall have no obligation of repair or replacement.

          (c) Condemnation of Property Prior to Closing. In the event that the Property or any material part thereof becomes the subject of a condemnation proceeding other than of a minor immaterial nature prior to Closing, Seller agrees to immediately advise Purchaser thereof. In the event of such condemnation, Purchaser shall have the option to (1) take title in accordance with the terms and conditions of this Agreement and negotiate with the said condemning authority for the condemnation award and receive the benefits thereof without affecting the Purchase Price, or
(2) terminate this Agreement and declare its obligations thereunder null and void and of no further effect, in which event all sums theretofore paid to Seller or to Escrow Agent hereunder shall be returned to Purchaser as set forth herein. Notice of the exercise of such option hereunder shall be in writing, delivered to Seller at the address set forth in Paragraph 16(g) of this Agreement (or such other address as Seller may have theretofore designated in writing) at least two days prior to Closing.

          (d) Brokers' Commissions. Seller warrants that Seller did not negotiate with respect to the purchase of the Property through any broker, agent, finder, affiliate or other third party other than First Property Realty Corporation ("Broker") or incur any liability, contingent or otherwise, for brokerage or finder's fees or agent's commissions or other like payments in connection with this Agreement, or the transactions contemplated hereby. Seller agrees to pay at Closing to Broker a 2% commission in connection with the within transaction and Seller hereby agrees to defend and indemnify Purchaser against and hold Purchaser harmless from any and all claims, demands, causes of action or damages resulting from any breach of this warranty. Purchaser hereby warrants that Purchaser did not negotiate through any broker, agent, finder, affiliate or other third party other than Broker or incur any liability, contingent or otherwise, for any such brokerage or finder's fees, agent's commissions or other like payments, in connec tion with this Agreement or the closing hereof, and hereby agrees to defend and indemnify Seller against and hold Seller harmless from any and all claims, demands, causes of action or damages resulting from any breach of this warranty. This provision shall survive Closing.

          (e) Further Assurances Prior to Closing. Seller and Purchaser shall, prior to Closing, execute any and all documents and perform any and all acts reasonably necessary, incidental or appropriate to effect the purchase and sale and the transactions contemplated in this Agreement.

          (f)  Time of Essence.  Time shall be of the
essence with respect to the obligations of the parties hereunder.

          (g) Assignability. Purchaser may not assign its rights and duties hereunder without the prior written consent of Seller (which consent may be withheld in Seller's sole and absolute discretion); provided, however, that Purchaser may assign all of its rights and duties hereunder to any entity with which Purchaser is, directly or indirectly, affiliated or an entity to be formed and controlled by the principals (Richard S. Ziman and Victor J. Coleman) of Purchaser, without Seller's consent, upon the giving of written notice to Seller, which notice may not be given less than three days prior to Closing. For the purpose of this paragraph an "affiliate" of or a person "affiliated" with, a specified person, is a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. Any such assignment is conditional upon such assignee assuming the obligations of Purchaser under this Agreement and agreeing to be bound by all consents and approvals theretofore given or deemed to have been given by Purchaser. Such assignment or nomination shall not relieve Purchaser of its obligations hereunder including the obligation to pay the Purchase Price upon the Closing hereof.

          (h) Waivers, Amendments and Modifications of Provisions. Waivers, amendments or modifications of any term or condition of this Agreement must be in writing and signed by the party against whom such waiver is sought to be enforced. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

          (i) Indemnification. Seller shall indemnify and defend Purchaser against and hold Purchaser harmless from any and all loss, cost, damage, claim, liability or expense, including court costs and reasonable attorneys' fees, charges or disbursements for (1) any of the matters under the Assignment of Leases or the Assignment of Service Contracts to the extent to be indemnified thereunder by Seller; or (2) third party claims arising out of or in connection with any tort committed by Seller (including any personal injury or property damage or claim of personal injury or property damage of any kind whatsoever, including death, to property or persons, including employees of Seller) unless caused by Purchaser, resulting from such tort occasioned in or about the Property prior to Closing; provided, however, Seller will not and does not protect, defend or indemnify Purchaser from or against any claims, damages or liabilities arising out of the TCE or the VOCs or other Hazardous Substances on the Property nor will Seller be responsible to Purchaser for any of the cost of clean-up, if required. Purchaser shall indemnify and defend Seller against and hold Seller harmless from any and all loss, cost, damage, claim liability or expense, including court costs and reasonable attorneys' fees, charges or disburse ments, for (1) any of the matters under the Assignment of Leases or the Assignment of Service Contracts to the extent to be indemnified thereunder by Purchaser; (2) breach of its confidentiality covenants under Paragraph 6(a); or (3) third party claims arising out of or in connection with any tort committed by Purchaser (including any personal injury or property damage or claim of personal injury or property damage of any kind whatsoever, including death, to property or persons, including employees of Purchaser) unless caused by Seller, resulting from such tort occasioned in or about the Property (a) as a result of its investigation of the Property during the Approval Period or until Closing or (b) on or subsequent to Closing. These covenants shall survive Closing or any termination of this Agreement.

     16.  Miscellaneous Provisions.

          (a) Successors and Assigns. Subject to the pro visions hereof, the terms and provisions hereof shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

          (b) Meaning of Terms. When necessary herein, all terms used in the singular shall apply to the plural and vice versa; and all terms used in the masculine shall apply to the neuter and feminine genders.

          (c) Entire Agreement. This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties hereto with respect thereto. No claim of waiver, modification, consent or acquiescence with respect to any of the provisions of this Agreement shall be made against either party, except on the basis of a written instrument executed by or on behalf of such party.

          (d)  Governing Law.  This Agreement is to be
governed by and construed in accordance with the internal laws of the State of California.

          (e) Paragraph Headings. The headings of the sev eral paragraphs of this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

          (f) Attorneys' Fees. If either Seller or Pur chaser shall obtain legal counsel and bring an action or proceeding against the other by reason of the breach of any covenant, provision or condition hereof, or otherwise arising out of this Agreement, the unsuccessful party shall pay to the prevailing party reasonable attorneys' fees, charges and disbursements, which shall be payable whether or not any proceeding is prosecuted to judgment or award. The term "prevailing party" shall include a party who brings an action or proceeding against the other by reason of the other's breach or default and obtains substantially the relief sought by judgment or award.

          (g) Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or, in the alternative, sent by facsimile transmission (with confirmation) to the numbers listed below or deposited with (1) the United States Postal Service, Certified Mail with Return Receipt Requested, with postage prepaid or (2) Federal Express or other overnight air freight forwarder for delivery to the following addresses, and shall be effective immediately upon delivery if during regular business hours or, if not delivered during regular business hours, then the next business day:

     Seller:             Carlsberg Investment Company
                         2800 28th Street
                         Suite 200
                         Santa Monica, CA 90405
                         Attn: Barbara H. Carlsberg,
                               General Partner
                         FAX (310) 450-5313

     With a copy to:     Carlsberg Investment Company
                         c/o Pacific US Real Estate Group
                         2 North Lake Avenue, Suite 800
                         Pasadena, CA 91101
                         Attn: Paul Giuntini
                         Fax:  (818) 577-5450

     With a copy to:     Munger Tolles & Olson
                         355 South Grand Avenue
                         Los Angeles, CA 90071
                         Attn: Richard S. Volpert, Esq.
                         FAX (213) 687-3702

     Purchaser:          Arden Realty, Inc.
                         9100 Wilshire Boulevard
                         Suite 700 East
                         Beverly Hills, CA 90212
                         Attn: Mr. Richard S. Ziman
                               Chairman & CEO
                         FAX (310) 246-2941

     With a copy to:     Troy & Gould
                         1801 Century Park East, 16th Floor
                         Los Angeles, CA 90067
                         Attn: Kenneth R. Blumer, Esq.
                         FAX (310) 201-4746

     Escrow Agent:       Chicago Title Insurance Company
                         700 South Flower
                         Suite 900
                         Los Angeles, CA 90017
                         Attn: Rose Martinez
                         FAX (213) 488-4384

All notices, requests and other communications shall be deemed received on the date of acknowledgment or other evidence of actual receipt if delivered during regular business hours or, if not delivered during regular business hours, then the next business day.

          (h) Severability. If any provision of this Agree ment or the application thereof to any person or cir cumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

          (i) Further Assurances on or After Closing. Each party hereto agrees to do all acts and things and to make, execute and deliver such written instruments as shall be reasonably necessary to carry out the terms and provisions of this Agreement after the Closing. In this regard Seller agrees to use its best efforts to cause to be made available to Purchaser's auditors copies of the books, records, general ledgers and journals relating to the Property, sufficient for them to prepare comparative certified statements for Purchaser for calendar years 1996 and 1997 to the date of Closing. This covenant of further assurances shall survive Closing.

          (j) Other Parties. Nothing in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties hereto, their successors and permitted assigns, any right, remedy or claim under or with respect to this Agreement or any provision hereof.

          (k) Confidentiality. Seller and Purchaser agree that it is in both of their best interests to keep this Agreement and all information concerning the Property confidential until Closing. Seller and Purchaser each agrees that neither shall take any action nor conduct itself in any fashion that would disclose to third parties unrelated to Purchaser's acquisition or intended ownership and operation of the Property, any aspect of the contemplated transaction. After Closing, neither party shall make any public announcement of the transaction that has not been approved in advance and in writing by the other party. This Paragraph 16(i) shall survive the Closing or any termination of this Agreement.

          (l) Tax Deferred Exchange. Seller may desire to dispose of the Property through a tax deferred exchange which qualifies for non-recognition of gain under Section 1031 of the Internal Revenue Code. Purchaser shall cooperate with Seller in attempting to effectuate such exchange, including, but not limited to, the execution of such documentation as may be reasonably necessary to effect such exchange, provided that (i) Purchaser shall not incur any additional liability in connection with an exchange for the benefit of Seller, (ii) Purchaser shall not be obligated to take title to any real property (other than the Property), (iii) the date of Closing shall not be extended as a result of the exchange, without Purchaser's prior written consent, and (iv) any additional costs and charges attributable to the exchange, including, but not limited to, attorneys' fees, brokers' commissions and other transaction related expenses shall be paid for by Seller. Purchaser and Seller further agree that Seller may substitute an intermediary ("Intermediary") to act in place of Seller as the seller of the Property. The Intermediary shall be desig nated in writing by Seller. Upon identification of Interme diary, Intermediary shall be substituted for Seller as the seller of the Property. Purchaser agrees to accept the Property and all other required performance from Intermediary and to render its performance of all of its obligations to Intermediary. Purchaser agrees that performance by Intermediary will be treated as performance by Seller. Seller shall unconditionally guarantee the full and timely performance by Intermediary of each and every one of the representations, warranties, covenants, indemnities, obligations and undertakings of Intermediary. As guarantor, Seller shall be treated as a primary obligor with respect to these representations, warranties, covenants, indemnities, obligations and undertakings, and, in the event of breach, Purchaser may proceed directly against Seller on this guarantee without the need to join Intermediary as a party to any action against Seller. Seller unconditionally waives any defense that it might have as guarantor that it would not have if it had made or undertaken these representations, warranties, covenants, indemnities, obligations and undertakings directly. In the event of the breach of any representations, warranties, covenants, obligations and undertakings by Seller or Intermediary or in the event of any claim upon any indemnity of Seller or Intermediary (whether the representation, warranty, covenant, indemnity, obligation or undertaking is express or implied), Purchaser's exclusive recourse shall be against the Seller and Purchaser shall have no recourse of any type against the Intermediary arising from this transaction.

          (m)  Condition of Property.  Purchaser
acknowledges that it will inspect and examine the Property and, except as expressly provided in this Agreement, will rely solely on its own investigation of the Property and not on any information provided or to be provided by or on behalf of Seller. Except as otherwise expressly provided in this Agreement, the sale of the Property to Purchaser is made on an "AS IS" "WHERE IS" and "WITH ALL FAULTS" basis. Purchaser acknowledges that in consideration of entering into this Agreement, that, except as expressly provided in this Agreement, Seller makes no warranty or representation with respect to the Property, or any portion thereof, express or implied, or arising by operation of law, including, but not limited to, any warranty of condition (physical, environmental or otherwise), title (other than the limited warranties of title contained in the grant deed), habitability or fitness for a particular purpose or otherwise.

          (n) Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original; such counterparts shall together constitute but one agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first hereinabove written.



     Seller:            CARLSBERG INVESTMENT COMPANY,
                        a Wyoming partnership


                        By: /s/ Barbara H. Carlsberg
                           Name:  Barbara H. Carlsberg
                           Title: General Partner


     Purchaser:         ARDEN REALTY LIMITED PARTNERSHIP,
                        a Maryland limited partnership

                        By:  Arden Realty, Inc.,
                             a Maryland corporation,
                             Its general partner


                             By:/s/ Richard S. Ziman
                                Richard S. Ziman,
                                Chairman of the Board and
                                Chief Executive Officer


     The undersigned hereby executes this Agreement to evidence its agreement to act as Escrow Holder in accordance with the terms of this Agreement.

AGREED AND ACCEPTED:

Escrow Agent:

Chicago Title Insurance Company


By:  /s/ Rose Martinez
  Name:  Rose Martinez
  Title: Senior Escrow Officer